Exhibit 99.1

       MBIA Announces $1 Billion Share Repurchase Authorization


    ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 1, 2007--MBIA Inc. (NYSE: MBI) announced today that the Company's board of directors has authorized the repurchase of up to $1 billion of its outstanding shares in the open market. This new program will replace the approximately 5 million shares remaining in the board's August 2004 authorization.

    C. Edward Chaplin, MBIA Chief Financial Officer said, "The new share repurchase program reflects our strong financial position and will allow us to manage toward a more efficient capital structure. A share repurchase program is an excellent way to return cash to shareholders, thereby improving return on equity and enhancing shareholder value."

    The Company's ability to buy back stock will be dependent on the amount of dividends paid to it by MBIA Insurance Corp., which requires prior approval of the New York State Insurance Department. Acquisitions in the repurchase program will be made from time to time in the open market and/or in private transactions as permitted by securities laws and other legal requirements. The program may be suspended or discontinued at any time without prior notice.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Elizabeth James, 914-765-3889